UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 25, 2006

(Date of earliest event reported)

PEAK INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	0-29332	Not applicable
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat E & F, 19/F., CDW Building, 388 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (852) 3193-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 25, 2006, the employment agreement between Peak International Limited (the “Company”) and Mr. Dean Personne was amended to specify that the Company shall annually compensate Mr. Personne an amount to fully equalize for the tax increase arising from “The Tax Increase Prevention Reconciliation Act of 2005” pertaining to Mr. Personne’s housing subsidized by the Company. A complete copy of the amendment is attached hereto as Exhibit 99.1.

On August 25, 2006, the Company entered into an Addendum to Employment Agreement with Mr. Michael Bingham, attached hereto as Exhibit 99.2, pursuant to which the Employment Agreement was amended to:

(1) remove references to specified termination dates therein and extend the term until such time as the Employment Agreement shall be otherwise terminated in accordance with its terms;

(2) revise Mr. Bingham’s monthly salary, with effect from August 1, 2006, to the higher of either (i) US$15,200 or (ii) US$13,350 plus commission of 0.1% of the Company’s Net Sales for the month;

(3) increase the amount that the Company will reimburse Mr. Bingham for the cost of reasonable housing in Hong Kong, to an amount not to exceed $9,500 per month; and

(4) specify that the Company shall annually compensate Mr. Bingham an amount to fully equalize for the tax increase arising from “The Tax Increase Prevention Reconciliation Act of 2005” pertaining to Mr. Bingham’s housing subsidized by the Company.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

99.1	Addendum to Employment Agreement between Dean Personne and Peak International Limited.

99.2	Addendum to Employment Agreement between Michael Bingham and Peak International Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEAK INTERNATIONAL LIMITED

Dated: August 29, 2006	By	/s/ John Supan
	Name:	John Supan
	Title:	Chief Financial Officer